Exhibit 2.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SOUTHWESTERN ENERGY PRODUCTION COMPANY, AS SELLER

AND

LINN ENERGY HOLDINGS, LLC, AS BUYER

As of March 7, 2012

i

Page

5.1	Closing Efforts	18
5.2	Governmental and Third-Party Notices and Consents	18
5.3	Operation of Business of Seller	18
5.4	Expenses	19
5.5	Notification	19
5.7	Access to Purchased Assets and Records	20
5.8	Further Assurances	23
5.9	Delivery of Books and Records to Buyer	24
5.10	Letters in Lieu; Assignments; Operatorship	24
ARTICLE VI	TITLE MATTERS	26
6.1	Title Information	26
6.2	Defensible Title	26
6.4	Allocated Value	26
6.5	Permitted Encumbrances	27
6.6	Title Defect	28
6.7	Title Defect Value	28
6.8	Title Defect Notice	29
6.9	Assumed Title Liabilities	29
6.10	Reasonable Documentation	29
6.11	Seller’s Options	29
6.12	Disputes Relating to Title Defect Value	30
6.13	Adjustment to Purchase Price; Threshold and Deductible	31
6.14	Exclusions of Wells	31
6.15	Preference Rights and Transfer Requirements	32
ARTICLE VII	CONDITIONS TO CLOSING	34
7.1	Conditions to Each Party’s Obligations	34
7.2	Conditions to Obligations of Buyer	34
7.3	Conditions to Obligations of Seller	35
ARTICLE VIII	INDEMNIFICATION	36
8.1	Indemnification by Seller	36
8.2	Indemnification by Buyer	36
8.3	Indemnification Claims	37
8.4	Survival of Representations, Warranties and Covenants	40
8.5	Limitations	40
ARTICLE IX	TERMINATION	41
9.1	Termination	41
9.2	Effect of Termination	42
9.3	Remedies	42
ARTICLE X	DEFINITIONS	43
ARTICLE XI	MISCELLANEOUS	53
11.1	Press Releases and Announcements	53
11.2	No Third Party Beneficiaries	53
11.3	Entire Agreement	53
11.4	Succession and Assignment	53
11.5	Counterparts and Facsimile Signature	53
11.6	Headings	53

Page
11.7	Notices	53
11.8	Governing Law	54
11.9	Amendments and Waivers	54
11.10	Severability	54
11.11	Submission to Jurisdiction	55
11.12	Construction	55

Schedules and Exhibits

Schedule 1.2(h) -	Excluded Assets
Schedule 3.3 -	Governmental Approvals
Schedule 3.4 -	No Conflicts; Exceptions
Schedule 3.5 -	Material Contracts
Schedule 3.8 -	No Litigation; Exceptions
Schedule 3.9 -	Brokers’ Fees; Exceptions
Schedule 3.13 -	Violations of Laws
Schedule 3.15 -	AFEs
Schedule 3.16 -	Environmental
Schedule 3.17 -	Property Taxes
Schedule 3.18 -	Governmental Approvals
Schedule 3.19 -	Payout Balances
Schedule 3.20 -	Plugging and Abandonment
Schedule 4.3 -	Governmental Approvals
Schedule 4.4 -	No Conflicts; Exceptions
Schedule 4.6 -	Brokers’ Fees; Exceptions
Schedule 5.3 -	Pre-Closing Operation of Business
Schedule 6.6 -	Title Defects
Schedule 11.14	Exceptions to Non-Solicitation Obligations of Buyer under the Confidentiality Agreement

Exhibit A -	Leases
Exhibit B -	Wells
Exhibit C -	Equipment
Exhibit D -	Allocated Values
Exhibit E -	Imbalances
Exhibit F -	Form of Assignment and Bill of Sale
Exhibit G -	Deed
Exhibit H-	Transition Services Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of March 7, 2012 by and between SOUTHWESTERN ENERGY PRODUCTION COMPANY., an Arkansas corporation (“Seller”), and LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller owns interests in certain oil and gas leases and related assets in the State of Texas; and

WHEREAS, the parties hereto desire that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase, acquire and receive from Seller, all of Seller’s right, title and interest in and to the oil and gas leases and related assets as set forth herein, and that Buyer assume certain of the liabilities associated therewith, all on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants, promises and the mutual agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, do hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1 Purchased Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller, the following (the “Purchased Assets”):

(a)           All of Seller’s right, title and interest in and to:

(i)           Leases.  All of the oil and gas leases; subleases and other leaseholds (producing, non-producing and undeveloped); carried interests; fee interests, mineral interests and reversionary interests; farmout rights; overriding royalties; royalties; net profit interests and production payments; options; and other properties and interests described in Exhibit A and any amendments or ratifications to the same, whether or not described in Exhibit A, subject to such depth limitations and other restrictions as may be set forth in the oil and gas leases or other agreements of record, together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered thereby and the interests currently pooled, unitized, communitized or consolidated therewith (each, a “Lease” and sometimes, collectively, the “Leases”);

(ii)           Wells.  All oil, gas, and/or injection wells,  whether producing, operating, shut-in or temporarily abandoned, located on the lands covered by the Leases or pooled therewith, including, without limitation, those described in Exhibit B (each, a “Well” and sometimes, collectively, the “Wells”);

(iii)           Equipment.  All equipment, fixtures, machinery, tanks, pipelines, gathering lines, flow lines, processing plants, saltwater and other disposal wells, and other appurtenances and all other personal property or fixtures that are located on the lands covered by the Leases or pooled therewith and used in connection with the ownership or operation thereof and the production of oil and/or gas therefrom, including, without limitation, those described in Exhibit C (collectively, the “Equipment”);

(iv)           Contracts.  All contracts, agreements, leases (other than the Leases), rights-of-way, easements, servitudes, surface leases, permits, licenses, title instruments and other similar rights, only to the extent attributable to and affecting, the Leases that are either of record in the counties where the Leases are located, or are reflected or referenced in the Records, including all hydrocarbon sales, purchase, gathering, transportation, treating, storage, compression, marketing, exchange, processing and fractionating contracts or agreements, division orders and joint operating agreements (each a “Contract” and, collectively, the “Contracts”);

(v)Permits.  All franchises, licenses, permits, approvals, consents, certificates, authorizations and other rights granted by Governmental Entities and all certificates of convenience or necessity, immunities, privileges, grants and other rights that relate to the Purchased Assets or the ownership or operation of any thereof, to the extent the same are assignable (the “Permits”);

(b)           Seismic and Other Data.  To the extent owned or licensed by such Seller and to the extent it can be licensed, sublicensed or transferred without payment of license or transfer fees, or to the extent Buyer agrees to pay a third party for applicable license or transfer fees, a non-exclusive license (in form and substance reasonably acceptable to Seller and Buyer) or sublicense (reasonably acceptable to the owner of the information, Seller and Buyer), as applicable, to use any seismic data, relating to the lands covered by the Leases or pooled therewith, together with any data, studies, compilations, engineering or data or other information relating to reserves or otherwise pertaining or relating to the Wells and Leases; and

(c)           Books and Records.  All books, files, abstracts, title opinions, evaluations, data, maps, outputs, and records of such Seller related to the operation or ownership of the Purchased Assets (the “Records”), but, specifically excluding (i) previous offers and economic analyses associated with the acquisition, sale or exchange of the Purchased Assets, (ii) interpretive information, (iii) personnel information, (iv) corporate, legal, financial and tax information (to the extent related to Seller’s business as a whole and not to the Properties individually), (v) information covered by a non-disclosure obligation, (vi) information covered by a legal privilege (other than title opinions and related information)  and (vii) any other data or information that Seller does not have the right to assign to Buyer.

1.2           Excluded Assets.  The Purchased Assets do not include, and Seller shall not sell, transfer or assign to Buyer, and Buyer shall not purchase, acquire or accept any assets of Seller other than the Purchased Assets (the “Excluded Assets”), including, without limitation,

(a)           the corporate seals, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate, limited liability company or partnership organization of Seller;

(b)           accounts receivable or payable relating to any operation or ownership of the Purchased Assets for periods prior to the Effective Time;

(c)           oil and liquid hydrocarbon inventories in tanks above the pipeline connections as of the Effective Time and any and all revenues attributable thereto;

(d)           gas produced through designated sales meters prior to the Effective Time and any and all revenues attributable thereto;

(e)           the shares of capital stock, limited liability company membership interests or partnership interests of Seller, as applicable;

        (f)           any audit claims by or against Seller against other joint interest owners, in all cases related to periods prior to the Effective Time;

(g)           the rights which accrue or will accrue to Seller under this Agreement, the Seller Related Documents and the Buyer Related Documents; and

(h)           the assets, properties and rights specifically set forth on Schedule 1.2(h).

1.3           Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer shall assume and become responsible for all of the Assumed Liabilities effective as of the Effective Time.

1.4           Excluded Liabilities.  Buyer shall not assume any Excluded Liabilities. “Excluded Liabilities” are any Liabilities of Seller other than the Assumed Liabilities which shall include all Liabilities arising from (i) Seller’s failure to properly or timely pay royalties or overriding royalties attributable to the Purchased Assets attributable to periods prior to the Effective Time, (ii) disputes between Seller and any other working interest owner(s) that are party to any operating agreement included in the Contracts which related to the propriety or accuracy of the accounting, billing and crediting among the parties to such Contract of costs, expenses and revenues, in all cases attributable to periods prior to the Effective Time, (iii) the litigation described on Schedule 3.8, (iv) Seller Taxes, whenever due and payable, and (v) Employee Obligations.

1.5           Purchase Price.  As consideration for the sale of the Purchased Assets, the aggregate consideration to be paid by Buyer to Seller shall be subject to (i) adjustment in accordance with Sections 1.7, 1.8 and 1.10, One Hundred and Seventy-Five Million Dollars  ($175,000,000) (the “Purchase Price”), payable on the Closing Date by wire transfer of immediately available funds to the account designated by Seller to Buyer no later than two Business Days prior to Closing, and (ii) the assumption of Assumed Liabilities.

1.6           Allocated Values.  The Purchase Price shall be allocated to the Wells in accordance with the values set forth in Exhibit D, subject to reduction and increase of such values pursuant to Article VI. Such values (singularly, the “Allocated Value,” and collectively, the “Allocated Values”) shall be binding for purposes of adjusting the Purchase Price pursuant to Article VI.

1.7           Adjustments to Purchase Price.   (a)  The Purchase Price shall be adjusted as follows:

(i)           The Purchase Price shall be increased by the sum of the following:

(A)           an amount equal to any and all ad valorem, property, production, excise, severance and similar Taxes and assessments based upon or measured by the ownership of the Purchased Assets paid by or on behalf of Seller that is attributable to periods of time from and after the Effective Time, which amounts shall, to the extent not actually assessed as of the Effective Time, be computed and prorated in accordance with this Section 1.7;

(B)           an amount equal to any and all expenses and expenditures (excluding income and franchise Taxes)  attributable to the Purchased Assets that are being paid by or on behalf of Seller that is attributable to the periods from and after the Effective Time, as calculated in accordance with GAAP and this Section 1.7;

(C)           an amount equal to any and all royalties and overriding royalties attributable to the Purchased Assets that are being paid by or on behalf of Seller that are attributable to the periods from and after the Effective Time, as calculated in accordance with GAAP and this Section 1.7; and

(D)           the amount of any proceeds received by Buyer attributable to the Purchased Assets, including, but not limited to, proceeds from the sale of Hydrocarbons, that are attributable to any of the periods prior to the Effective Time, as calculated in accordance with GAAP and this Section 1.7.

(ii)           The Purchase Price shall be reduced by the sum of the following:

(A)           an amount equal to any unpaid ad valorem, property, production, excise, severance and similar Taxes and assessments based upon or measured by the ownership of the Purchased Assets paid by or on behalf of Buyer that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed as of the Effective Time, be computed and prorated in accordance with this Section 1.7;

(B)           an amount equal to any and all expenses attributable to the Purchased Assets that are paid by or on behalf of Buyer that are attributable to any periods prior to the Effective Time, as calculated in accordance with GAAP and this Section 1.7;

(C)           the amount of any proceeds received by Seller attributable to the Purchased Assets, including but not limited to proceeds from the sale of Hydrocarbons, that are attributable to the periods of time from and after the Effective Time, as calculated in accordance with GAAP and this Section 1.7;

(D)           the value of any Title Defects identified pursuant to and subject to the limitations described in Article VI, any Purchase Price reductions pursuant to Section 5.7, and any Purchase Price reductions pursuant to Section 6.16;

;

(D)           the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by Seller, as of the Closing Date, to the extent such amounts held in suspense are not transferred to Buyer at Closing; and

(iii)           The Purchase Price shall be reduced or increased, as the case may be, by the actual aggregate net gas Imbalance as of the Effective Time (which is Seller’s current estimate of the aggregate net gas Imbalance (cumulative working interests), as more particularly set forth for each of the Purchased Assets in Exhibit E) multiplied by $2.55 per net mcf.

(b)           The net adjustment to the Purchase Price that results from the application of Section 1.7(a) shall be referred to as the “Purchase Price Adjustment.” If the Purchase Price Adjustment is positive, the Purchase Price shall be increased by the amount of the Purchase Price Adjustment. If the Purchase Price Adjustment is negative, the Purchase Price shall be reduced by the absolute value of the Purchase Price Adjustment.

1.8           Termination for Reduction. If net adjustments to the Purchase Price pursuant to Articles V and VI exceed twenty percent (20%) of the original unadjusted Purchase Price, either Seller or Buyer may terminate this Agreement by giving written notice to the other Party no later than five (5) days prior to the Closing Date.

1.9           Closing Date Adjustment to Purchase Price.  At least three (3) Business Days prior to the expected Closing Date, Seller shall deliver to Buyer a written statement setting forth Seller’s good faith estimate of the Purchase Price Adjustment (the “Closing Date Estimated Purchase Price Adjustment”). The Purchase Price as adjusted by the Closing Date Estimated Purchase Price Adjustment shall be referred to as the “Closing Date Aggregate Purchase Price.”

1.10           Post-Closing Adjustments to Purchase Price.  (a) As promptly as practicable but in no event earlier than sixty (60) days after the Closing Date nor later than ninety (90) days after the Closing Date, Seller shall deliver to Buyer a statement (the “Initial Post-Closing Purchase Price Adjustment Statement”), setting forth in reasonable detail Seller’s calculation of the Purchase Price Adjustment. Seller shall provide Buyer access to all relevant books and records and supporting documentation in connection with Seller’s preparation of, and shall consult with Buyer in preparing, the Initial Post-Closing Purchase Price Adjustment Statement.

(b)           The Initial Post-Closing Purchase Price Adjustment Statement shall be subject to Buyer’s review. In reviewing the Initial Post-Closing Purchase Price Adjustment Statement, Buyer and its agents and representatives (including, without limitation, accountants and attorneys) shall have the right to communicate with, and to review the work papers, schedules, memoranda and other documents which were prepared by or on behalf of, Seller in its calculation of the Purchase Price Adjustment. Seller and its agents and representatives (including, without limitation, accountants and attorneys) shall also have access to all relevant books and records reasonably required for Buyer to complete its review. The Parties shall have thirty (30) days following delivery of the Initial Post-Closing Purchase Price Adjustment Statement to agree as to its accuracy.

(c)           To the extent the Parties are able to agree on all or a portion of the Purchase Price Adjustment set forth in the Initial Post-Closing Purchase Price Adjustment Statement, such agreed upon amount shall be referred to as the “Initial Post-Closing Estimated Purchase Price Adjustment Amount.”  To the extent the Parties fail to fully agree on the Purchase Price Adjustment as set forth in the Initial Post-Closing Purchase Price Adjustment Statement, any disputes thereon shall be resolved pursuant to Section 1.10(d).

(i)           If the Initial Post-Closing Estimated Purchase Price Adjustment Amount is less than the Closing Date Estimated Purchase Price Adjustment, Buyer shall pay Seller an amount equal to such difference.

(ii)           If the Initial Post-Closing Estimated Purchase Price Adjustment Amount is greater than the Closing Date Estimated Purchase Price Adjustment, Seller shall pay Buyer an amount equal to such difference.

(iii)           The amount payable in accordance with Section 1.10(c)(i) or Section 1.10(c)(ii) above is referred to as the “Initial Post-Closing True-Up Amount.”  The Initial Post-Closing True-Up Amount shall be paid by the applicable Party within seven (7) days of the determination of the Initial Post-Closing Estimated Purchase Price Adjustment Amount by wire transfer of immediately available funds to the account designated by the Party entitled to such payment.

(d)           (i)           As promptly as practicable but in no event earlier than one hundred eighty (180) days after the Effective Time nor later than two hundred ten (210) days after the Effective Time, Seller shall deliver to Buyer a statement (the “Final Post-Closing Purchase Price Adjustment Statement”), setting forth in reasonable detail Seller’s calculation of the Purchase Price Adjustment.  Seller shall provide Buyer access to all relevant books and records and supporting documentation in connection with Seller’s preparation of the Final Post-Closing Purchase Price Adjustment Statement, and shall consult with Buyer in preparing, the Final Post-Closing Purchase Price Adjustment Statement.

(ii)           The Final Post-Closing Purchase Price Adjustment Statement shall be subject to Buyer’s review. In reviewing the Final Post-Closing Purchase Price Adjustment Statement, Buyer and its agents and representatives (including, without limitation, accountants and attorneys) shall have the right to communicate with, and to review the work papers, schedules, memoranda and other documents which were prepared by or on behalf of, Seller in its calculation of the Purchase Price Adjustment. Seller and its agents and representatives (including, without limitation, accountants and attorneys) shall also have access to all relevant books and records reasonably required for Buyer to complete its review.  Within forty-five (45) days of Buyer’s receipt of the Final Post-Closing Purchase Price Adjustment Statement, Buyer shall by written notice advise Seller of any exceptions (described in reasonable detail) which Buyer may have to the Final Post-Closing Purchase Price Adjustment Statement (“Buyer’s Dispute Notice”).

(iii)           For a period of twenty (20) days after Seller’s receipt of a Buyer’s Dispute Notice, the Parties shall use their commercially reasonable efforts to agree on the Purchase Price Adjustment. If the Parties are able to reach agreement on the Purchase Price Adjustment, such resolution shall be final, binding and conclusive.

(iv)           If after such twenty (20) day period, Buyer and Seller are unable to reach agreement on the Purchase Price Adjustment, the matter shall be referred to an independent national accounting firm mutually acceptable to the Parties (the “Independent Accounting Firm”). The Parties shall cause the Independent Accounting Firm to submit to them a determination of the Purchase Price Adjustment within thirty (30) days after submission of the matter, and such report and determination shall be final, non-appealable, binding and conclusive on Seller and Buyer. The fees, costs and expenses of the Independent Accounting Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(v)           The Purchase Price Adjustment, as finally determined in accordance with this Section 1.10(d), shall be referred to as the “Final Post-Closing Purchase Price Adjustment Amount.”

(A)           If the Final Post-Closing Purchase Price Adjustment Amount is less than the Initial Post-Closing Estimated Purchase Price Adjustment Amount, Seller shall pay Buyer an amount equal to such difference.

(B)           If the Final Post-Closing Purchase Price Adjustment Amount is greater than the Initial Post-Closing Estimated Purchase Price Adjustment Amount, Buyer shall pay Seller an amount equal to such difference.

(C)           The amount payable in accordance with Section 1.10(d)(v)(A) or 1.10(d)(v)(B) above is referred to as the “Final Post-Closing True-Up Amount.”

The Final Post-Closing True-Up Amount shall be paid by the applicable Party within seven (7) days of the final determination of the Final Post-Closing Purchase Price Adjustment Amount by wire transfer of immediately available funds to the account designated by the Party entitled to such payment.

1.11           Additional Proceeds.  (a) If at any time and from time to time prior to the Cut-off Date, after the last date for which proceeds have been received and reflected in the Final Post-Closing Purchase Price Adjustment Amount, Buyer receives any proceeds attributable to the Purchased Assets that are attributable to any period prior to the Effective Time, as calculated in accordance with GAAP and Section 1.7, Buyer shall promptly pay to Seller all such proceeds.

(b)           If at any time and from time to time prior to the Cut-Off Date, after the last date for which proceeds have been received and reflected in the Final Post-Closing Purchase Price Adjustment Amount, Seller receives any proceeds attributable to the Purchased Assets that are attributable to any period from and after the Effective Time, as calculated in accordance with GAAP and Section 1.7, Seller shall promptly pay to Buyer all such proceeds.

1.12           No Duplicative Effect; Methodologies.  The provisions of Section 1.7 through Section 1.11 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) the Purchase Price or Closing Date Aggregate Purchase Price, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.  The Parties acknowledge and agree that, if there is a conflict between a determination, calculation, methodology, procedure or principle set forth in the definitions contained in this Agreement on the one hand, and those provided by GAAP, on the other hand, a) the determination, calculation, methodology, procedure or principle set forth in this Agreement shall control to the extent that the matter is specifically provided for in this Agreement and b) the determination, calculation or methodology, procedure or principle prescribed by GAAP shall control to the extent that the matter is not so addressed in this Agreement or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

ARTICLE II
CLOSING

2.1           The Closing. The Closing shall take place at the offices of Seller, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, commencing at 9:00 a.m. local time on the Closing Date. The “Closing Date” shall be May 1, 2012, or such other date as may be mutually acceptable to the Parties.

2.2           Deliveries by Seller at the Closing.  At the Closing, Seller shall deliver the following:

(a)           Four (4) original counterparts of an Assignment, Bill of Sale and Conveyance in the form of Exhibit F hereto (the “Assignment and Bill of Sale”) duly executed by Seller and acknowledged;

(b)           Two (2) original counterparts of Special Warranty Deeds each in the Form of Exhibit G hereto (the “Deed”) conveying title to the Field Office Tract, the Disposal Well Tract and the Compressor Site Tract each of which are described in Exhibit A to Buyer;

(c)           the various certificates, documents and instruments referred to in Section 7.2;

(d)           executed copies of mutually acceptable transfer orders or letters-in-lieu, government approved assignment forms to be prepared by Buyer;

(d)           Two (2) original counterparts of the Transition Services Agreement in the form of Exhibit H hereto; and

(e)           such other instruments as are necessary to carry out Seller’s obligations under this Agreement.

2.3           Deliveries by Buyer at the Closing.  At the Closing, Buyer shall deliver to the Seller the following:

(a)           the Closing Date Aggregate Purchase Price by wire transfer of immediately available funds;

(b)           Four (4) original counterparts of the Assignment and Bill of Sale duly executed by Buyer and acknowledged;

(c)           the other certificates, documents and instruments referred to in Section 7.3;

(d)           Two (2) original counterparts of the Transition Services Agreement in the form of Exhibit H hereto; and

(e)           such other instruments as are necessary to carry out Buyer’s obligations under this Agreement.

2.4           Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth on the schedules to this Article III, Seller represents and warrants the following to Buyer, each of which representations and warranties is material to and is relied upon by Buyer. Any disclosure set forth on any particular schedule shall be treated as disclosed with respect to all other sections of this Article III regardless of whether or not a specific reference is made thereto, provided it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section. The inclusion of any item or fact in the schedules shall not be deemed an admission that such item or fact is material for the purposes of this Agreement.

3.1           Organization and Qualification.  Seller has been duly organized and is validly existing and in good standing under the laws of the State of Arkansas, and has the requisite power and authority to enter into this Agreement, to carry on its business as currently being conducted and to own or lease and operate the Purchased Assets.

3.2           Authority; Binding Effect.  (a) The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller.

(b)           This Agreement and each agreement, instrument or document being or to be executed and delivered by Seller in connection with the transactions contemplated hereby or thereby (“Seller Related Documents”), upon due execution and delivery by Seller, will constitute, assuming the due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3           Governmental Entities.  Except as set forth on Schedule 3.3 or as otherwise expressly set forth herein, Seller is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of the Seller Related Documents or the consummation of the transactions contemplated hereby.

3.4           No Conflicts.  Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and any of the Seller Related Documents by such Seller does not and will not:

(a)           Conflict with or result in any breach of the provisions of, or constitute a default or require the consent of any person or entity under the organizational documents of such Seller;

(b) (i)           Violate any restriction to which such Seller is subject or, with or without the giving of notice, the passage of time, or both, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which such Seller is a party, or by which it or any of the assets of such Seller is bound (which will not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated by this Agreement), (iii) result in the termination of any such instrument or termination of any provisions in such instruments or (iv) result in the creation or imposition of any Security Interest upon the Purchased Assets, in any such case or cases, that would reasonably be expected to have a Seller Material Adverse Effect; or

(c)           Constitute a violation of any applicable rule, regulation, law, statute, ordinance, or any judgment, decree, writ, injunction or order of any Governmental Entity, where such violation has not had or would not reasonably be expected to have a Seller Material Adverse Effect.

3.5           Contracts; Leases.  Schedule 3.5 is a complete list as of the date of this Agreement of the following types of Assigned Contracts (collectively, the “Material Contracts” and each, a “Material Contract”): (i) any agreement(s) with any affiliate(s) of Seller, (ii) any agreement(s) of Seller for the sale, exchange, or other disposition of Hydrocarbons produced from the Purchased Assets that is not cancelable without penalty on not more than sixty (60) days prior written notice, (iii) any agreement(s) of Seller to sell, lease, farmout, or otherwise dispose of any of its interests in any of the Purchased Assets other than conventional rights of reassignment, (iv) any tax partnership(s) of Seller affecting any of the Purchased Assets, (v) any operating agreement(s) to which Seller’s interests in any of the Purchased Assets is subject, (vi) any agreement(s) pursuant to which Seller has forfeited or not consented to, its right to participate in future oil and gas operations, (vii) any agreement(s) pursuant to which Seller has received an advance payment, prepayment or similar deposit and has a refund obligation with respect to any natural gas or products purchased, sold, gathered, processed or marketed by or for Seller out of the Purchased Assets, (viii) any contract that requires Seller to expend more than $200,000 in any year in connection with the Purchased Assets, (ix) any option to purchase or call on the Hydrocarbons produced from the Purchased Assets and (x) any lease(s), title retention agreement(s) or security interest(s) affecting any of the Equipment.  Seller is not in material default under the terms of any Assigned Contract or Lease, and to Seller’s Knowledge there is no material default existing or continuing by any other party under the terms of any Assigned Contract or Lease and each Assigned Contract and Lease is in full force and effect in all material respects and is valid and enforceable by Seller in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

3.6           Title to Equipment. Such Seller owns all of its interests in the Equipment free and clear of all Liens, except for Permitted Liens.  Except as set forth on Schedule 3.6, to Seller’s Knowledge all Equipment material to the operation of the Purchased Assets as currently operated is (i) in operable repair and (ii) is adequate in all material respects to operate the Purchased Assets as currently operated.

3.7           Oil and Gas Interests.  (a) To the Knowledge of Seller, all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) due and owing by such Seller under the Leases and Assigned Contracts have been and are being made (timely, and before the same became delinquent) by such Seller in all material respects other than those delinquent payments that are contested by Seller in good faith in the normal course of business.

(b)           Except as otherwise provided in Section 1.7(a)(iii), Seller is not obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, production payment or any other arrangement, to deliver oil, gas or other Hydrocarbons produced from the Purchased Assets at some future time without then receiving full payment therefor.

3.8           No Litigation.  Except as set forth on Schedule 3.8, there are no actions, suits, dispute resolution proceedings, claims, governmental investigations or other legal or administrative proceedings, or any orders decrees or judgments in progress, pending or in effect, or, to the Knowledge of Seller, threatened against or relating to Seller or relating to any of the Purchased Assets, or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the Knowledge of such Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other governmental agency, department, commission, board, bureau, instrumentality or other Governmental Entity.

3.9           Brokers’ Fees.  Except as set forth on Schedule 3.9, such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Buyer shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or their Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

3.10           Books and Records.  The Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

3.11           Disclaimer.  Except as expressly set forth in this Agreement or the Seller Related Documents, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Seller or any of its assets, liabilities or operations, including, without limitation, the Purchased Assets and the Assumed Liabilities, and any such other representations or warranties are hereby expressly disclaimed.

3.12           Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s Knowledge, being contemplated by or threatened against Seller.

3.13           No Violation of Laws.   To Seller’s Knowledge, except as set forth in Schedule 3.13 as of the date of this Agreement Seller (i) is not in material violation of any applicable Laws with respect to its ownership and operation of the Purchased Assets, (ii) has obtained all material Permits relating to the ownership or operation of the Purchased Assets and has maintained the same in effect and no material violations exist in respect of such Permits, and (iii) is not aware of any facts, conditions or circumstances in connection with, related to or associated with the Purchased Assets or the ownership or operation of any thereof that could reasonably be expected to give rise to any claim or assertion that Seller, the Purchased Assets or the ownership or operation of any thereof is not in material compliance with any applicable Law or with any term or conditions of any applicable Permit.  This Section 3.13 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 3.16.

3.14          Imbalances.  To Seller’s Knowledge, there are no Imbalances associated with the Purchased Assets as of the Effective Time.

3.15           Current Commitments.  Schedule 3.15 sets forth, as of the date of this Agreement, all authorities for expenditures (“AFEs”) relating to the Purchased Assets to drill or rework Wells or any other well or for other capital expenditures relating to any Purchased Asset, in each case for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement or which will be binding on Seller on or after the Effective Time or Buyer on or after the Closing Date.

3.16           Environmental.

(a)           Except as set forth in Schedule 3.16, with respect to the Purchased Assets, Seller has not entered into, or is not subject to, any agreements, consents, orders, decrees or judgments of any Governmental Entity, that are in existence as of the date of this Agreement, that are based on any Environmental Laws and that relate to the current or future use of any of the Purchased Assets.

(b)           Except as set forth in Schedule 3.16, as of the date of this Agreement, Seller has not received written notice from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Purchased Assets that would reasonably be expected to:  (i) interfere with or prevent compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any common Law or other liability of Seller to any Person which, in the case of either clause (i) or (ii) hereof, would have a material adverse effect.

           3.17           Taxes.  Except as disclosed in Schedule 3.17:

(a)           all Applicable Taxes that have become due and payable have been properly paid;

(b)           all Tax Returns with respect to Applicable Taxes that are required to be filed have been duly and timely filed and are true, correct and complete in all material respects;

(c)           there are no liens, security interests, pledges, charges or similar encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Entity in connection with such Taxes) on the Purchased Assets, other than statutory liens for current Taxes not yet due;

(d)           Seller has not received notice of any pending claim (which remains outstanding) from any applicable Governmental Entity for assessment of Applicable Taxes and, to Seller’s Knowledge, no such claim has been made or threatened; and

(e)           no audit, administrative, judicial or other proceeding with respect to Property Taxes has been commenced or is presently pending.

(f)           no written claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction as a result of holding the Purchased Assets, and the Purchased Assets are not subject to Taxes in any jurisdiction in which Seller has not filed Tax Returns;

(g)           no audit, administrative, judicial or other proceeding with respect to Applicable Taxes has been commenced or is presently pending;

(h)           with respect to Applicable Taxes, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Seller or any waiver or agreement for any extension of time for the assessment or payment of any Applicable Tax.  No request for any such waiver is pending;

(i)           except as may be provided in joint operating agreements to which Seller is a party, Seller is not a party to or bound by any Applicable Tax allocation, sharing or indemnity agreements or arrangements;

(j)           none of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code;

(k)           with respect to Applicable Taxes, (1) Seller has not entered into any agreement or arrangement with any taxing authority that requires Seller to take any action or to refrain from taking any action with respect to a refund, credit, carryforward, or claim, and (2) Seller is not a party to any agreement with any taxing authority regarding a refund, credit, carryforward, or claim that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(l)           the Purchased Assets have been properly listed on applicable property Tax rolls, and the Purchased Assets do not contain omitted property; and

(m)           none of the Purchased Assets constitutes an equity interest in any corporation, partnership, limited liability company, or any other entity, and none of the Purchased Assets is subject to tax partnership reporting requirements under applicable provisions of the Code.

3.18           Governmental Entities.  Except as set forth on Schedule 3.18 or as otherwise expressly set forth herein, Seller is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of Seller

Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement, except (a) for such filings as may be required under the Hart-Scott-Rodino Act and (b) where such failure to submit such notice, report or other filing or obtain such consent, approval or authorization would not reasonably be expected to have a Seller Material Adverse Effect.

3.19           Payout Balances.  Schedule  3.19 sets forth Seller’s good faith determination of the status of any “payout” balance, as of the dates shown on Schedule Error! Reference source not found.19, for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

3.20           Well Status; Plugging and Abandonment.  Since the Effective Time, Seller has not abandoned, and is not in the process of abandoning, any Wells (nor has it removed, nor is it in the process of removing, any material items of personal property, except those replaced by items of substantially equivalent suitability and value).  Except as set forth on Schedule 020, there are no Wells:

(a)           with respect to which Seller has received an order from any Governmental Entity requiring that such Well be plugged and abandoned that has not been plugged and abandoned;

(b)           that have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the Well.

3.21           Condemnation.  There are no condemnation proceedings pending or, to the Knowledge of Seller, threatened relating to any of the Purchased Assets.

3.22           Status of Seller.  Seller is not a “foreign person” (or an entity disregarded as separate from a “foreign person”) within the meaning of Code Section 1445.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth on the schedules to this Article IV, Buyer represents and warrants the following to Seller, each of which representations and warranties is material to and is relied upon by Seller. Any disclosure set forth on any particular schedule shall be treated as disclosed with respect to all other sections of this Article IV regardless of whether or not a specific reference is made thereto, provided it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other section. The inclusion of any item or fact in the schedules shall not be deemed an admission that such item or fact is material for the purposes of this Agreement.

4.1           Organization and Qualification.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, as applicable, with full corporate power and authority to carry on its business as currently being conducted and to own or lease and operate the properties it owns or leases as and in the places now owned, leased or operated, respectively. Buyer is not in default under or in violation of any provision of its Certificate of Formation or Operating Agreement. Buyer is duly qualified or licensed to do business and is in good standing as a foreign limited liability company in Texas and in each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

4.2           Authority; Binding Effect.  (a) The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer.

(b)           This Agreement and each agreement, instrument or document being or to be executed and delivered by Buyer in connection with the transactions contemplated thereby (“Buyer Related Documents”), upon due execution and delivery by Buyer, will constitute, assuming the due execution and delivery by the other parties thereto, the legal, valid, and binding obligation of Buyer, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

4.3           Governmental Entities.  Except as set forth on Schedule 4.3 or as otherwise expressly set forth herein, Buyer is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of Buyer Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement, except (a) for such filings as may be required under the Hart-Scott-Rodino Act and (b) where such failure to submit such notice, report or other filing or obtain such consent, approval or authorization would not reasonably be expected to have a Buyer Material Adverse Effect.

4.4           No Conflicts.  Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and any of Buyer Related Documents by Buyer does not and will not:

(a)           Conflict with or result in any breach of the provisions of, or constitute a default or require the consent of any person or entity under the organizational documents of Buyer;

(b) (i)           Violate any restriction to which Buyer is subject or, with or without the giving of notice, the passage of time, or both, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which Buyer is a party, or by which it or any of the assets of Buyer are bound (which will not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated by this Agreement), (iii) result in the termination of any such instrument or termination of any provisions in such instruments or (iv) result in the creation or imposition of any Security Interest upon the properties or assets of Buyer, in any such case or cases, that will have a Buyer Material Adverse Effect; or

(c)           Constitute a violation of any applicable rule, regulation, law, statute, ordinance, or any judgment, decree, writ, injunction or order of any Governmental Entity, where such violation has not had or would not reasonably be expected to have a Buyer Material Adverse Effect.

4.5           No Litigation.  There are no actions, suits, dispute resolution proceedings, claims, governmental investigations or other legal or administrative proceedings, or any orders decrees or judgments in progress, pending or in effect, or, to the Knowledge of Buyer, threatened against or relating to Buyer which are reasonably likely to impair Buyer’s ability to perform its obligations under this Agreement.

4.6           Brokers’ Fees.  Except as set forth on Schedule 4.6, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

4.7           SEC Disclosure.  Buyer is an experienced and knowledgeable investor and operator in the oil and gas business.  Buyer is acquiring the Purchased Assets for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

4.8           Independent Evaluation.  As of Closing, Buyer represents that it is sophisticated in the evaluation, purchase, operation and ownership of oil and gas properties and that in making its decision to enter into this Agreement and to consummate the transaction contemplated herein, and has satisfied itself as to the physical condition and environmental condition of the Purchased Assets.

4.9           Qualified Buyer.  Buyer possesses all required governmental licenses, permits, bonds, certificates, orders and authorizations necessary to own the Purchased Assets, except those customarily obtained after the sale or conveyance of the Purchased Assets.

4.10           Disclaimer.  Except as expressly set forth in this Agreement or Buyer Related Documents, Buyer makes no representations or warranties, express or implied, at law or in equity, in respect of Buyer or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V
COVENANTS

5.1           Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (a) its representations and warranties are true and correct in all material respects at the Closing Date and (b) the conditions to the obligations of the other Party to consummate the Closing are satisfied on or before the Closing Date.

5.2           Governmental and Third-Party Notices and Consents.  (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided that in no event shall Buyer or any of its Affiliates be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Affiliates in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the Hart-Scott-Rodino Act).

(b)           Seller shall use its Reasonable Best Efforts (without the obligation to expend money except reasonable out-of-pocket costs) to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed on the schedules hereto or as may be required for such Seller to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, any waivers, consents or approvals from third parties arising or delivered after the Closing.

5.3           Operation of Business of Seller.  (a) Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, Seller shall conduct its operations of the Purchased Assets in the ordinary course of business, consistent with past practice, and in compliance in all material respects with all applicable laws and regulations.  Without limiting the generality of the foregoing, except as set forth on

Schedule 5.3, during this period, Seller shall not, without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(i)           abandon any part of the Purchased Assets;

(ii)           approve any operations relating to the Purchased Assets anticipated in any instance to cost the owner of the Purchased Assets more than $50,000 per authority for expenditure net to Seller’s interest (except emergency operations, operations in the ordinary course of business which include, without limitation, participation in any and all operations proposed under presently existing contractual obligations including, but not limited to, all joint operating agreements, ongoing commitments and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order);

(iii)           convey or dispose of any of the Purchased Assets or any interest therein (other than replacement of equipment, the sale of oil, gas and other liquid products produced from the Purchased Assets in the ordinary and regular course of business or as may be required in connection with any Preference Right) or enter into any farmout, farmin or other similar contract affecting the Purchased Assets;

(iv)           let lapse any insurance now in force with respect to the Purchased Assets;

(v)           encumber or mortgage the Purchased Assets or allow any lien or other encumbrance to become a burden on the Purchased Assets; or

(vi)           materially modify or terminate any of the operating agreements or other significant Assigned Contract or Lease.

If Buyer fails to respond within five (5) Business Days following delivery by a Seller of a written request for approval or consent with respect to any such proposed action or expenditure, then Buyer shall be deemed to have agreed with such Seller’s election or other determination with respect thereto. Buyer shall not unreasonably withhold its approval or consent with respect to any such proposed action or expenditure.

(b)           Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of Seller prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their operations.

5.4           Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.5           Notification.  Seller, on one hand, and Buyer, on the other, shall notify the other Party in writing of the existence or happening of any fact, event or occurrence which should be included on the schedules to Article III or Article IV, as applicable, in order to make the representations and warranties set forth in Article III or Article IV, as applicable, true and correct in all material respects as of the Closing Date, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer or Seller, as applicable, of any of the conditions precedent to the Closing hereunder; provided, however, that in determining whether there is a breach of any representation or warranty contained in Article III or Article IV, as applicable, for purposes of the indemnification to be provided by Indemnifying Party pursuant to Article VIII, such representation or warranty shall be qualified by any information provided pursuant to this Section 5.5.

5.6           Intentionally omitted.

5.7           Access to Purchased Assets and Records.  (a) Subject to the terms and conditions of the Confidentiality Agreement dated  January 23, 2012 (the “Confidentiality Agreement”), by and between Buyer and Seller, from the date of this Agreement until the Closing, Seller shall cooperate with Buyer and provide Buyer and its representatives, consultants, and current and prospective lenders and advisors, and each of their authorized representatives reasonable access to the Purchased Assets and reasonable access to the Records, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction legally binding on Seller. Buyer shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and (ii) in a manner which will not unduly interfere with Seller’s operation of the Purchased Assets.

(b)           Subject to the Confidentiality Agreement from the date of this Agreement until the Closing, Seller shall afford to Buyer and its officers, employees, agents and current and prospective lenders and each of their authorized representatives reasonable access to the Purchased Assets, including the Records in accordance with Section 5.7(a). During such period, Seller shall also make available to Buyer, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Purchased Assets in order that Buyer may make such diligent investigation as Buyer considers desirable. For those Purchased Assets that are not operated by Seller, Seller shall use commercially reasonable efforts to obtain permission from the operator for Buyer to conduct such inspections but, provided Seller has exercised such commercially reasonable efforts, Seller shall have no liability to Buyer for failure to obtain any such operator’s permission. Upon reasonable notice to Seller, Buyer shall have the right to conduct an environmental assessment of all or any portion of the Purchased Assets (the “Assessment”), to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld), but only to the extent that Seller may grant such right without violating any obligations to any third party (provided that Seller shall use its commercially reasonable efforts to obtain any necessary third party consents to any Assessment to be conducted by Buyer).  The Assessment shall be conducted at the sole cost and expense of Buyer. After completing any Assessment of the Purchased Assets, Buyer shall, at its sole cost and expense, restore the Purchased Assets to their condition prior to the commencement of such Assessment, unless Seller requests otherwise, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment. Upon Seller’s written request, Buyer shall provide Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Buyer with respect to any Assessment conducted on the Purchased

Assets. In the event that any necessary disclosures under applicable laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Buyer, Buyer agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Entities; provided that, if Seller fails to promptly make such disclosure and Buyer or any of its Affiliates is legally obligated to make such disclosure, Buyer or any of its Affiliates, as applicable, shall have the right to fully comply with such legal obligation. If, as a result of its investigation pursuant to this Section 5.7(b), Buyer determines that with respect to the Purchased Assets, there exists a violation of any Environmental Law (an “Environmental Defect”), Buyer may give Seller notice (“Environmental Defect Notice”) as soon as possible but no later than April 15, 2012, which notice should include a description of the Environmental Defect, a description of the reasonable basis for the Environmental Defect, and reasonable documentation supporting the basis for the Environmental Defect.  If Seller receives a timely Environmental Defect Notice, Seller shall elect from among the following options (provided, however that Seller may not elect the option described in sub-section (iii) without Buyer’s consent which shall not be unreasonably delayed, conditioned or denied):

(i)           Seller may reduce the Purchase Price by the Environmental Defect Value and include the affected Purchased Asset in the Purchased Assets to be sold and transferred at Closing, in which event Seller shall be released from all further liability or obligation to Buyer with respect to the Environmental Defect, and the Environmental Defect shall become an Environmental Matter.

(ii)           Seller may elect to attempt to cure the Environmental Defect post-Closing, in which case, Section 5.7(e) shall apply.

(iii)           Seller may notify Buyer, at any time prior to the Closing or the expiration of the Environmental Cure Period, as applicable, in writing that it has elected to indemnify Buyer from all liabilities and obligations arising out of the Environmental Defect.  Within ten (10) days following the date that Seller notifies Buyer that Seller has elected to indemnify Buyer under this Section 5.7(b)(iii) Seller shall sell, assign and convey to Buyer, and Buyer shall purchase and accept from Seller, the affected Purchased Asset, in accordance with and subject to the terms and conditions of this Agreement, and Buyer shall pay to Seller the amount by which the Purchase Price was reduced at the initial Closing with respect to such affected Purchased Asset; provided that Buyer consents to indemnity as a cure and to the form of the indemnity which consents shall not be unreasonably denied, delayed or conditioned.  If Seller later cures the Environmental Defect to Buyer’s reasonable satisfaction in accordance with this Agreement, the indemnity and all further liability or obligation to Buyer with respect to the affected Purchased Asset shall terminate.

(c)           Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Environmental Defect Value does not exceed $10,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Environmental Defect Value exceeds the Individual Environmental Defect Threshold unless (A) the sum of (1) the Environmental Defect Values of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects cured by Seller), plus (2) the Title Defect Values of all such Title Defects (excluding any Title Defects cured by Seller) exceeds (B) the Defect Threshold, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of the Defect Deductible.

(d)           Seller and Buyer shall attempt to agree on all Environmental Defects and Environmental Defect Values.  If Seller and Buyer are unable to agree on the existence of an Environmental Defect or the Environmental Defect Value thereof, the Environmental Defects and/or Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 5.7(d).  There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Purchased Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after notice requesting arbitration is given by either Party to the other (the “Environmental Arbitrator”).  In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator.  The arbitration proceeding shall be held in Houston, Texas.  The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 5.7(d) and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer its share of any greater Environmental Defect Value than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Environmental Defect Values submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.  Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing , the Purchase Price or the Allocated Value of the affected Purchased Asset, as applicable, shall not be adjusted therefor as of the Closing or subsequent closing and subsequent adjustments thereto, if any, will be made pursuant to Section 1.10.

(e)           Post-Closing Cure of Environmental Defects

(i)           If Seller elects to attempt to cure the Environmental Defect post-Closing pursuant to Section 5.7(b)(ii), the Environmental Defect Value shall be deducted from the Purchase Price and paid into an escrow account (the “Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to

Buyer and Sellers (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form acceptable to the Defects Escrow Agent and reasonably acceptable to Buyer and Seller (the “Defects Escrow Agreement”).

(ii)           Seller shall have a period of 180 days within which to cure an Environmental Defect.  If the Parties mutually agree that an Environmental Defect affecting a Purchased Asset has been cured, then within two Business Days after such determination, the Environmental Defect Value withheld for such Purchased Asset (together with any interest earned thereon) shall be released from the Defects Escrow to Seller in accordance with the terms of the Defects Escrow Agreement.  If the Parties mutually agree that an Environmental Defect has not been cured within the 180 day period, then within two Business Days after such determination, the Environmental Defect Value withheld for such Purchased Asset (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the 180 day period, the Parties are unable to agree with the sufficiency of the cure of an Environmental Defect, then the Environmental Defect Value withheld for such Purchased Asset (together with any interest earned thereon) shall remain in the Defects Escrow pending resolution of such disagreement in the manner provided in Section 5.7(c) for disagreements with respect to Environmental Defect Values.  For avoidance of doubt, the term cure used in this subsection means that the Seller will obtain a “no further action” letter or its equivalent from the relevant Governmental Entity, or if the Parties agree that no such letter or approval is likely to be forthcoming because the provision for such “no further action” letter or its equivalent is not provided for under applicable Environmental Laws, to cure the Environmental Defect to the reasonable satisfaction of Buyer.

(f)           Seller and Buyer shall preserve until the fifth (5th) anniversary of the Closing Date all records possessed or to be possessed by such Party relating to any of the Purchased Assets prior to the Closing Date; provided, however, that either Party may preserve such records electronically under its internal policies. After the Closing Date, where there is a legitimate purpose, such Party shall provide the other Party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such Party and (b) the books of account and records of such Party, but, in each case, only to the extent relating to the Purchased Assets prior to the Closing Date, and the other Party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party. Such records may nevertheless be destroyed by a Party if such Party sends to the other Party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the thirtieth (30th) day after such notice is given unless another Party objects to the destruction in which case the Party seeking to destroy the records shall deliver such records to the objecting Party.

5.8           Further Assurances.  Upon the terms and subject to the conditions hereof, the Parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.

5.9           Delivery of Books and Records to Buyer.  Seller shall, within thirty (30) days after Closing, deliver the Records to Buyer.

5.10         Letters in Lieu; Assignments; Operatorship.

(a) Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Purchased Assets, on forms prepared by Seller and reasonably satisfactory to Buyer, to reflect the transaction contemplated hereby.

(b)           Seller will prepare and execute, and Buyer will execute, on the Closing Date, all assignments necessary to convey to Buyer all federal and state Leases, if any, in the form as prescribed by the applicable Governmental Entity and otherwise acceptable to Buyer and Seller.

(c)           Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Purchased Assets.  Seller is not aware of any effort by any third party to have Seller removed as operator of any property for which it is currently operator.  Rights and obligations associated with operatorship of such Purchased Assets are governed by operating and similar agreements covering the Purchased Assets and will be determined in accordance with the terms of such agreements.  However, Seller will assist Buyer in Buyer’s efforts to succeed, or to cause its affiliate, Linn Operating, Inc., to succeed, Seller as operator of any Wells and units included in the Purchased Assets where Seller currently serves as operator.  Buyer shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship.  For all operated Purchased Assets, Seller shall execute and deliver to Buyer on the Closing Date, and Buyer shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Buyer.

5.11           Tax Matters .
(a)           Allocation of Taxes.  Seller shall be responsible for all Taxes attributable to the ownership or operation of the Purchased Assets for any period or portion thereof ending on or before the Closing Date, in the case of income or franchise Taxes, and before the Effective Time in the case of all other Taxes.  Buyer shall be responsible for all Taxes attributable to the ownership or operation of the Purchased Assets for any period or portion thereof beginning after the Closing Date, in the case of income or franchise Taxes, and on or after the Effective Time in the case of all other Taxes.  For this purpose, Straddle Period Taxes shall be (i) allocated on an interim closing of the books method for income and franchise Taxes, (ii) allocated to the period during which the relevant production occurred for all production, severance, or similar Taxes, or (iii) prorated on a daily basis to (a) the period prior to and including the date of the Effective Time, or (b) the period thereafter, for all other Taxes (for the avoidance of doubt, ad valorem or property Taxes shall be allocated to the period applicable to the ownership of the Purchased Assets regardless of when such Taxes are assessed, and any ad valorem or property Tax assessed as a result of the omission of Purchased Assets from applicable property Tax rolls for any period prior to the Effective Time shall be allocated to such pre-Effective Time period).  Any sales, excise or other transfer Tax shall be deemed attributable to the period during which the transfer giving rise to such transfer Tax occurred.

(b)           Allocation of Purchase Price for Tax Purposes.  On or prior to Closing, Seller and Buyer will use commercially reasonable efforts to agree to a Tax allocation on Internal Revenue

Service Form 8594 and any similar form that may be required. If Seller and Buyer agree to such a Tax allocation, Seller and Buyer agree that neither they nor their affiliates will take positions inconsistent with such agreed Tax allocation in notices to government authorities, in audit or other proceedings with respect to Taxes.

(c)           Filing of Tax Returns; Payment of Taxes.  Seller shall prepare or cause to be prepared all Tax Returns with respect to Applicable Taxes or that could affect a tax liability of Buyer or its direct or indirect owners, if such Tax Return is required to be filed on or before the Closing Date.  Seller will cause such Tax Returns to be timely filed consistently with past practice except as otherwise required by applicable law and will provide a copy to Buyer.  Seller shall not file any material Tax election with respect to the Purchased Assets without Buyer’s consent.  Buyer shall prepare or cause to be prepared all Tax Returns with respect to Taxes associated with the Purchased Assets (other than income and franchise Taxes) that are required to be filed after the Closing Date for all taxable periods ending prior to the Effective Time and all Straddle Periods.  Buyer will cause any such Straddle Period Tax Returns to be timely filed consistently with past practice except as otherwise required by applicable law.

(d)           Tax Refunds.  The amount of any refunds of Taxes for which Seller is responsible pursuant to Section 5.11  shall be for the account of Seller.  The amount of Taxes for which Buyer is responsible pursuant to Section 5.11 shall be for the account of Buyer. Each Party shall forward to the Party entitled to receive a refund of Tax pursuant to this Section 5.11 the amount of such refund within ten (10) days after such refund is received.

(e)           Cooperation on Tax Returns and Tax Proceedings.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Purchased Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller shall provide prompt notice to Buyer of any such Tax Proceeding.(f)Section 1031 Exchange.  Each Party shall have the right to elect to effect a tax-deferred exchange under Code Section 1031 (an “Exchange”) for the Purchased Assets at any time prior to the Closing Date.  If such Party elects to effect an Exchange, the other Party  agrees to cooperate with such Party to accommodate such other Party in effectuating the Exchange and to execute escrow instructions, documents, agreements or instruments to effect the Exchange, provided that:  (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging Party’s obligations under this Agreement and the exchanging Party’s failure or inability to consummate an exchange for any reason or for no reason at all shall not be deemed to excuse or release the exchanging Party from its obligations under this Agreement, (ii) the exchanging Party shall effect its Exchange through an assignment of this Agreement, or its rights or obligations under this Agreement, to a qualified intermediary, but such assignment shall not release the exchanging Party from any of its liabilities or obligations to the non-exchanging Party under this Agreement or expand any liabilities or obligations of the non-exchanging Party under this Agreement, (iii) no Party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other Party; and (iv)  the exchanging Party shall pay any additional costs, expenses, fees or liabilities  that would not otherwise have been incurred by the non-exchanging Party had the exchanging Party not consummated the transaction through an Exchange and the exchanging Party shall indemnify the non-exchanging Party against any such additional costs or liabilities (including reasonable attorney’s fees).  No Party shall by this Agreement or acquiescence to an Exchange desired by the other Party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging Party that its Exchange in fact complies with Section 1031 of the Code.

ARTICLE VI
TITLE MATTERS; TRANSFER RESTRICTIONS; CASUALTY

6.1           Title Information. Seller shall make all information in Seller’s or its agents’ possession regarding title to the Purchased Assets available to Buyer in Seller’s offices at reasonable times during Seller’s normal business hours.

6.2           Defensible Title.  “Defensible Title” means the title of Seller in and to each Lease and Well that, subject to and except for the Permitted Encumbrances:

(a)           entitles Seller to receive not less than the Net Revenue Interests for the hydrocarbons and proceeds thereof produced in respect of each Well as set forth on Exhibit B,

(b)           obligates Seller to bear costs and expenses relating to the ownership, maintenance, repair, development, operation and production of hydrocarbons in respect of each Well, in an amount not greater than the Working Interest in respect of each Well as set forth on Exhibit B, except to the extent modified by non-consent adjustments in the ordinary course of business or to the extent there is a corresponding proportionate increase in the Net Revenue Interests, and

(c)           is free and clear of encumbrances, liens and defects that impair the use and enjoyment of or that constitute a loss of interest in a Lease or Well that a reasonable and prudent person engaged in the business of ownership, development and operation of oil and gas properties with knowledge of all applicable facts and circumstances and the understanding of their legal significance would not be willing to accept.

6.3           Intentionally omitted.

6.4           Allocated Value.  If an Allocated Value has not been given for a Well or if the Allocated Value for any Well is zero, Seller shall be conclusively presumed to have Defensible Title to such Well.

6.5           Permitted Encumbrances.  “Permitted Encumbrances” shall include the following (but only to the extent they exist and constitute a burden on the Purchased Assets as of the Effective Time):

(a)           any royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not reduce the Net Revenue Interests in respect of a Well;

(b)           liens for Taxes or assessments not yet delinquent, or, if delinquent, being contested in good faith;

(c)           rights to consent by, notices to, filings with or actions by federal, state, local or tribal authorities in connection with the conveyance of the Purchased Assets if customarily obtained after a conveyance is made;

(d)           obligations to reassign upon the surrender or expiration of any Lease;

(e)           easements, rights of way, servitudes, permits, surface leases and other rights with respect to the surface or any restrictions on access to the surface or subsurface that do not materially interfere with the operation of the Purchased Asset as currently operated;

(f)           any material encumbrance, defect in or objection to real property title including, without limitation, any Assumed Title Liabilities that is waived or assumed by Buyer;

(g)           division orders, transfer orders, letters in lieu of transfer orders and pooling or unitization orders, declarations or agreements;

(h)           materialmen’s, mechanics’, repairmen’s, contractors’, or other similar liens or charges (i) if the amount owed is not yet due and payable, (ii) if such lien or charge has not been filed pursuant to law and the time for filing has expired, (iii) if filed, such lien or charge has not yet become due and payable or payment is being withheld as provided by law, or (iv) if the validity of such lien or charge is being contested in good faith;

(i)           rights reserved to or vested in any governmental authority to control or regulate any of the Purchased Assets in any manner and all applicable laws, rules, regulations and orders of general applicability in the area to the extent such laws, rules, regulations and orders do not conflict with the operation of the Purchased Assets as the same are currently operated;

(j)           liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due and payable or, if due, being contested in good faith; and

(k)           calls on or preferential rights to purchase production held by third parties to purchase production for a price at or above market price.

6.6           Title Defect.  “Title Defect” means any encumbrance, defect in or objection to real property title, excluding Permitted Encumbrances, that renders Seller’s title less than Defensible Title. Notwithstanding the foregoing, the following shall not constitute Title Defects:

(a)           defects based on lack of information in Seller’s files;

(b)           defects in the chain of title consisting of the failure to recite marital status or omissions of successors or heirship proceedings, to the extent that such defects would not result in another Person’s superior claim of title to the relevant Purchased Asset;

(c)           defects arising out of the lack of a survey;

(d)           defects based on the failure to record leases issued by the United States or any state, local or tribal authority or any assignments of record title or operating rights in the real property or other county records;

(e)           defects asserting a change in Net Revenue Interests or Working Interests based on an after-payout decrease in Net Revenue Interests or increase in Working Interests pursuant to a farm-in, farm-out or other agreement that is listed on Schedule 6.6, if the effect of such change is reflected in the Net Revenue Interests and Working Interests set forth in Exhibit B;

(f)           defects related to suspension of revenues due and owing to Seller, if such suspension is not supported by facts and circumstances that would otherwise be a Title Defect; and

(g)           defects that have been cured or that are not material in light of the entire chain of title or subsequent agreements and that would customarily be accepted by a reasonably prudent oil and gas operator in taking or purchasing such Purchased Assets.

6.7           Title Defect Value.  “Title Defect Value” means the value of the Title Defect as determined by Buyer in good faith, taking into account all relevant factors, including but not limited to the following:

(a)           the Allocated Value of the Well;

(b)           the reduction in the Net Revenue Interests in respect of the Well, or the increase in the Working Interests in respect of the Well to the extent such increase is not accompanied by a corresponding increase in the Net Revenue Interests;

(c)           if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

(d)           the legal and practical effect of the Title Defect; and

(e)           if the Title Defect is a lien or encumbrance other than a Permitted Encumbrance, the cost of removing the lien or encumbrance.

6.8           Title Defect Notice.  Buyer shall give Seller notice (“Title Defect Notice”) as soon as possible but no later than April 15, 2012 (such date being referred to herein as the “Objection Date”). The Title Defect Notice must include all of the following:

(a)           a description of the Title Defect;

(b)           a description of the reasonable basis for the Title Defect;

(c)           Reasonable Documentation supporting the basis for the Title Defect;  and

(d)           the identity and the Allocated Value of the Well.

6.9           Assumed Title Liabilities.  Any notice that is not timely and properly given or that does not satisfy all of the foregoing shall not be a valid Title Defect Notice, and any Title Defects not included in a valid Title Defect Notice shall be deemed to be “Assumed Title Liabilities” and to have been waived or assumed by Buyer; provided, however, that Seller shall warrant in the Assignment and Bill of Sale that with respect to claims arising by, through or under Seller, Seller has Defensible Title to the Oil and Gas Interests. Notwithstanding anything to the contrary contained in this Agreement, except as to any Title Defects subject to Section 6.11(b) or Section 6.14(b), after Closing, Seller’s only warranty of title to the Purchased Assets shall be that, as to claims arising by, through or under Seller, Seller has Defensible Title to the Oil and Gas Interests.

6.10           Reasonable Documentation.  “Reasonable Documentation” means a copy of any available title opinion or other explanations describing the Title Defect (which need not be prepared by an attorney) and

(a)           a copy of the relevant document, if the basis is a document;

(b)           the deed preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, if the basis is a gap in Seller’s chain of title;

(c)           a copy of the document creating the lien or encumbrance, if the basis is a lien or encumbrance, together with evidence supporting Buyer’s determination that the lien or encumbrance has not been released and is still enforceable; or

(d)           any other reasonable documentation or explanation supporting the Title Defect.

6.11           Seller’s Options.  Seller shall have the right to cure any Title Defect but shall have no obligation to do so. If Buyer gives a Title Defect Notice, Seller shall elect from the following options (provided, however Seller may not elect the options described in sub-sections (b), without Buyer’s consent):

(a)           curing the Title Defect before Closing, and, if such Title Defect is not cured before Closing, Seller shall further elect (b), (c) or (d);

(b)           indemnifying Buyer for all liabilities and obligations associated with the Title Defect, which indemnity shall terminate if Seller later cures the Title Defect;

(c)           reducing the Purchase Price by the Title Defect Value, subject to the Title Defect Threshold and Title Defect Deductible described in Section 6.12, in which event Seller shall be released from and of all further liability or obligation to Buyer with respect to the Title Defect, and the Title Defect shall be a Permitted Encumbrance; or

(d)           curing the Title Defect post-Closing, in which case Section 6.14 shall apply..

6.12           Disputes Relating to Title Defect Value

(a)           Buyer and Seller shall attempt to agree on the effect of any efforts of Seller to cure any Title Defects and all Title Defect Values of Title Defects (that are not cured and with respect to which Seller has not elected the option set forth at Section 6.11(b)) on or before the Closing Date.  If Seller and Buyer are unable to agree by such date on the effect of any efforts of Seller to cure any Title Defect or the Title Defect Value of any Title Defect not cured and with respect to which Seller has not elected the option set forth at Section 6.11(b), Buyer’s reasonable, good faith estimate of the Title Defect Value for all Title Defects that remain or as to which there is a dispute as of Closing, based on all information reasonably available to Buyer (but which may not, as to any Title Defect, exceed the lesser of the amount asserted by Buyer in a Title Defect Notice or the applicable Allocated Value) (together with all Title Defect Values agreed to by such Seller Party and Buyer as of the Closing, the “Estimated Closing Defect Value”), shall be used to determine the Closing Date Aggregate Purchase Price, and the Title Defects and Title Defect Values in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.12.

(b)           Following the date that is one-hundred eighty (180) days after the Closing Date, any Title Defects and Title Defect Values in dispute and not resolved pursuant to Section 6.12(a) shall be submitted to a title attorney with at least ten years experience in oil and gas titles in Texas as selected by mutual agreement of Buyer and the affected Seller Party, or absent such agreement within a ten-day period following the date that is one-hundred eighty (180) days after the Closing Date, by the Houston, Texas office of the AAA (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Rules, to the extent such rules do not conflict with the terms of this Section.  The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in Section 6.7 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator, including title attorneys from other states and petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Values submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter.  Each Party shall bear such Party’s own legal fees and other costs of presenting such Party’s case.  Buyer and the affected Seller Party shall bear the costs and expenses of the Title Arbitrator in equal parts.

6.13           Adjustment to Purchase Price; Threshold and Deductible.  The Purchase Price may be adjusted for Title Defect Values as set forth in Section 6.11(c), Section 6.12 and 6.14; provided, however, notwithstanding anything to the contrary herein, there shall be no cure, remedy, deletion or adjustment to the Purchase Price whatsoever pursuant to Section 6.11(c), Section 6.12. Section 6.14 or otherwise in respect of any Title Defects unless (A) the sum of (1) the Environmental Defect Values of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects cured by Seller), plus (2) the Title Defect Values of all such Title Defects (excluding any Title Defects cured by Seller) equals or exceeds (B) one percent (1%) of the Purchase Price (the “Defect Threshold”) after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of one-half of one percent (0.5%) of the Purchase Price (the “Title Defect Deductible”).  For avoidance of doubt, there shall be no adjustment to Purchase Price for Title Defects cured or remedied in accordance with Section 6.11(a) or 6.11(b).

6.14           Post Closing Cure of Title Defects

(a)           If Seller elects to attempt to cure the Title Defect post-Closing pursuant to Section 6.11(d),  the Title Defect Value shall be deducted from the Purchase Price and paid into an escrow account (the “Title Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to Buyer and Sellers (the “Title Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form acceptable to the Defects Escrow Agent and reasonably acceptable to Buyer and Seller (the “Title Defects Escrow Agreement”).

(b)           Seller shall have a period of 180 days within which to cure a Title Defect.

(i)           If the Parties mutually agree that a Title Defect affecting a Purchased Asset has been cured, then within two Business Days after such determination, the Title Defect Value withheld for such Purchased Asset (together with any interest earned thereon) shall be released from the Title Defects Escrow to Seller in accordance with the terms of the Title Defects Escrow Agreement.

(ii)           If the Parties mutually agree that a Title Defect has not been cured within the 180 day period, then within two Business Days after such determination, the Title Defect Value withheld for such Purchased Asset (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Title Defects Escrow Agreement.

(iii)           If, at the end of the 180 day period, the Parties are unable to agree with the sufficiency of the cure of a Title Defect, then the Title Defect Value withheld for such Purchased Asset (together with any interest earned thereon) shall remain in the Title Defects Escrow pending resolution of such disagreement in the manner provided in Section 6.12(b) for disagreements with respect to Title Defect Values.

6.15           Preference Rights and Transfer Requirements.  (a) The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements.  Prior to the Closing Date, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements with respect to the transactions contemplated by this Agreement. Seller shall use their commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)           If the holder of a Preference Right elects prior to Closing to purchase the Purchased Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Purchased Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)           If

(i)           a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)           a Purchased Asset is subject to a Transfer Requirement that provides that transfer of such Purchased Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Purchased Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)           the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;

then, unless otherwise agreed by Seller and Buyer, the Purchased Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Purchased Assets to be transferred and conveyed to Buyer at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset. Any Retained Asset so held back at the initial Closing will be conveyed to Buyer at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Buyer pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section (or if multiple Purchased Assets are Retained Assets, on a date mutually agreed to by the Parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Buyer shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 1.7 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Purchased Asset, then such Retained Asset shall be eliminated from the Purchased Assets and shall become an Excluded Asset, unless Seller and Buyer agree to proceed with a closing on such Retained Asset, in which case Buyer shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnitees for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

6.16           Casualty Loss.

(a)           Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Equipment due to ordinary wear and tear, in each case, with respect to the Purchased Assets.

(b)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Purchased Assets is destroyed by fire or other casualty (other than normal wear and tear, or downhole destruction through downhole risks other than blowouts) or is taken in condemnation or under right of eminent domain, Buyer shall nevertheless be required to close and Seller shall, at Closing, reduce the Purchase Price in an amount equal to the reduction in the value of the Purchased Asset(s) affected; provided that Seller  shall retain all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties arising out of such casualty or taking insofar as with respect to the Purchased Assets.  If the parties cannot agree on a reduction, the Seller’s good faith calculation shall be used for purposes of Closing.   In the event of downhole destruction through downhole risks other than blowouts, or if Buyer agrees with respect to other casualty or any taking, Seller shall in lieu of a Purchase Price reduction contemplated above, pay to Buyer all sums paid to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Purchased Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties arising out of such casualty or taking insofar as with respect to the Purchased Assets; provided, however, that in either case Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties.  Seller will fully cooperate with efforts by Buyer to pursue or assert such claims and rights.

ARTICLE VII
CONDITIONS TO CLOSING

7.1           Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Closing are subject to (a) all applicable waiting periods (and any extensions thereof), if any, under the Hart-Scott-Rodino Act having expired or otherwise been terminated and (b) no Party exercises its right to terminate due to reductions in the Purchase Price pursuant to Section 1.8.

7.2           Conditions to Obligations of Buyer.  Each and every obligation of Buyer under this Agreement (except for the obligations of Buyer to be fulfilled prior to the Closing and obligations that survive termination of this Agreement), including the obligation of Buyer to consummate the Closing, shall be subject to the satisfaction, on or before the Closing, of each of the conditions set forth in this Section 7.2, unless waived in writing by Buyer.

(a)           Seller shall have obtained at their own expense (and shall have provided copies thereof to Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 5.2, with respect to Governmental Entities, which are required on the part of Seller, except for (i) any waivers, permits, consents, approvals, licenses or other authorizations which may be delivered or issued subsequent to the Closing Date pursuant to applicable law, rule or regulation relating to such waiver, permit, consent, approval, license or other authorization; and (ii) any failure to provide the appropriate notice or obtain the appropriate permit, authorization, consent or approval, or where any such conflict, breach, default, acceleration, termination, modification or cancellation, or any such imposition of any Security Interest, has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b)           The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Seller that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing, provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date.

(c)           Seller shall have performed or complied with in all material respects their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(d)           No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.

(e)           Seller shall have delivered to Buyer the Seller Certificate.

(f)           Seller shall have provided to Buyer a certificate of non-foreign status that complies with Section 1445 of the Code and is reasonably satisfactory to Buyer.

(g)           Buyer shall have received such other certificates and instruments (including a certificate of good standing of Seller in its jurisdiction of incorporation, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

7.3           Conditions to Obligations of Seller.  Each and every obligation of Seller under this Agreement (except for the obligations of Seller to be fulfilled prior to the Closing and obligations that survive termination of this Agreement), including the obligation of Seller to consummate the Closing, shall be subject to the satisfaction, on or before the Closing, of each of the conditions set forth in this Section 7.3, unless waived in writing by Seller.

(a)           Buyer shall have obtained at its own expense (and shall have provided copies thereof to Seller) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as contemplated by Section 5.2, with respect to Governmental Entities, which are required on the part of Buyer, except for (i) any waivers, permits, consents, approvals, licenses or other authorizations which may be delivered or issued subsequent to the Closing Date pursuant to applicable law, rule or regulation relating to such waiver, permit, consent, approval, license or other authorization; and (ii) any failure to provide the appropriate notice or obtain the appropriate permit, authorization, consent or approval, or where any such conflict, breach, default, acceleration, termination, modification or cancellation, or any such imposition of any Security Interest, has not had or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b)           The representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer that are not qualified as to materiality shall be true and correct in all material respects, in each case, as of the Closing as though made as of the Closing, provided that, to the extent that any such representation or warranty speaks as of a specified date.

(c)           Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(d)           No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation.

(e)           Buyer shall have delivered to Seller the Buyer Certificate.

(f)           Seller shall have received such other certificates and instruments (including certificates of good standing of Buyer in its jurisdiction of formation, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as they shall reasonably request in connection with the Closing.

(g)           Buyer is ready to deliver the Closing Date Aggregate Purchase Price by wire transfer to Seller in immediately available funds.

ARTICLE VIII
INDEMNIFICATION

8.1           Indemnification by Seller.  Subject to the limitations set forth in Section 8.5, and provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 8.3, to the extent applicable, and Section 11.7, within the survival period (if there is an applicable survival period pursuant to Section 8.4, below), then Seller shall be obligated to indemnify Buyer, Buyer’s permitted assigns and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents (collectively, “Buyer Indemnitees”) from and against the entirety of any Damages the Buyer Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(a)           any breach by Seller of any of its representations, warranties and covenants contained in this Agreement and the Seller Related Documents;

(b)           any Title Defects with respect to which Seller has elected either the option set forth at Section 6.11(b) or the option set forth at Section 6.14(b);

(c)           any Environmental Defects with respect to which Seller has elected the option set forth at Section 5.7(b)(iii);

(c)           any Excluded Liabilities; or

(d)           the litigation set forth on Schedule 3.8.

8.2           Indemnification by Buyer.  Subject to the limitations set forth in Section 8.5, and provided that a Seller makes a written claim for indemnification against Buyer pursuant to Section 8.3, to the extent applicable, and Section 11.7, within the survival period (if there is an applicable survival period pursuant to Section 8.4, below), then Buyer shall indemnify Seller, Seller’s permitted assigns and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents (the “Seller Indemnitees”) from and against the entirety of any Damages the Seller Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(a)           Buyer breaches any of its representations, warranties, and covenants contained in this Agreement and the Buyer Related Documents; or

(b)            any Assumed Liability.

8.3           Indemnification Claims.

(a)           (i)           If any third party notifies any Indemnified Party with respect to any matter (a “Third Party Claim “) that may give rise to a claim for indemnification against an Indemnifying Party under Article VIII, then the Indemnified Party shall promptly give written notification to the Indemnifying Party thereof. Such notification shall be given within ten (10) days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages (if available); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

(ii)           The Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (1) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the provisions of this Article VIII); (2) the ad damnum, if any, is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VIII; (3) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (4) the Third Party Claim does not involve criminal liability and seeks only money damages and not equitable relief against the Indemnified Party; (5) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (6) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)           If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense.

(iv)           The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-

controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Damages for purposes of this Agreement if (1) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 8.3(a) or (2) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim.

(v)           The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b)           Within twenty (20) days after delivery of the notification of a Third Party Claim as provided in Section 8.3(a)(i) (a “Claim Notice”), the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount to the extent the Claimed Amount may be finally determined at that time, by check or by wire transfer (provided that to the extent the Claimed Amount may not be finally determined at that time, the Indemnifying Party shall pay the Indemnified Party such additional amounts as to constitute the full Claimed Amount at such time as the full Claimed Amount can be finally determined)), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(c)           During the thirty (30)-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30)-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 8.3(d) shall become effective with respect to such Dispute. The provisions of this Section 8.3(c) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in Houston, Texas, in accordance with Section 11.12.

(d)           If, as set forth in Section 8.3(c), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)           In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)           The parties shall commence the arbitration by jointly filing a written submission with the Houston, Texas office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)           No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)           Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 11.12), provided that the Arbitrator shall have no power or authority to (1) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (2) award multiple, consequential, punitive or exemplary damages, or (3) grant injunctive relief, specific performance or other equitable relief.

(v)           The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (1) modify or disregard any provision of this Agreement, including the provisions of this Section 8.3(d), or (2) address or resolve any issue not submitted by the parties.

(vi)           In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(e)           Notwithstanding the other provisions of this Section 8.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII).

8.4           Survival of Representations, Warranties and Covenants.  (a) The representations and warranties made by Seller in this Agreement or any certificate required to be delivered at Closing to Buyer, and the representations and warranties of Buyer in this Agreement or any certificate required to be delivered at Closing to Seller, and the covenants and agreements of Seller and Buyer which by their terms do not contemplate performance after the Closing, shall survive the Closing and remain in full force and effect for one (1) year following the Closing Date. The foregoing notwithstanding, the representations and warranties in Sections 3.1, 3.2, 3.9, 3.17, 3.22,  4.1, 4.2 and 4.6 shall survive until the expiration of the applicable limitations period and the indemnification set forth in Section 8.1(d) shall survive until the final, non-appealable judgment of a court of competent jurisdiction relating to the litigation set forth on Schedule 3.8.

(b)           The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

8.5           Limitations.  (a) Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against any Damages under Section 8.1(a), other than Damages resulting by reason of any fraud or intentional misrepresentation, until the Buyer Indemnitees have suffered Damages by reason of all such breaches in excess of one percent (1%) of the Purchase Price (after which point Seller will be obligated to indemnify the Buyer Indemnitees from and against all such Damages in excess of the first one percent (1%) of the Purchase Price) and such indemnification obligation shall not exceed fifteen percent (15%) of the Purchase Price except in the case of fraud or intentional misrepresentation; provided, however, that the foregoing thresholds, deductibles and limitations shall not apply to any indemnification provided by Seller arising out of any Title Defects subject to Section 6.11(b) or Section 6.14(b), Environmental Defects subject to Section 5.7(b)(iii) or the representations and warranties in Sections 3.1, 3.2 , 3.9, 3.17, and 3.22.

(b)           Buyer shall not have any obligation to indemnify the Seller Indemnitees from and against Damages under Section 8.2(a), other than Damages resulting by reason of any fraud or intentional misrepresentation, until the Seller Indemnitees have suffered Damages by reason of all such breaches in excess of one percent (1%) of the Purchase Price (after which point Buyer will be obligated to indemnify the Seller Indemnitees from and against all such Damages in excess of the first one percent (1%) of the Purchase Price) and such indemnification obligation shall not exceed fifteen percent (15%) of the Purchase Price except in the case of fraud or intentional misrepresentation; provided, however, that the foregoing thresholds, deductibles and limitations shall not apply to any indemnification provided by Buyer arising out of the representations and warranties in Sections 4.1, 4.2 and 4.6.

(c)           The rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of the Indemnified Parties with respect to any and all matters arising out of, relating to, or connected with this Agreement, Seller and its assets and liabilities, including, without limitation, the Purchased Assets and the Assumed Liabilities; provided, however, that notwithstanding any other provision of this Agreement, nothing herein shall limit any claim of any Party for remedies at law or in equity for fraud or intentional misrepresentations.

(d)           The amount of Damages recoverable by an Indemnified Party under this Article VIII shall be reduced by any proceeds received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier or any third party. Each Indemnified Party shall use its Reasonable Best Efforts to seek payment or reimbursement for any Damages from its insurance carrier or other collateral sources. In the event that an Indemnified Party shall receive funds from any insurance carrier or collateral source with respect to any Damages, any such amounts so received shall be payable to the Indemnifying Party, regardless of when received by the Indemnified Party, up to such amount previously paid by the Indemnifying Party or their Affiliates with respect to such Damages.

(e)           Notwithstanding anything to the contrary contained in this Agreement, following a determination that the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to Sections 8.1(a) or 8.2(a), and subject to the deductible amounts set forth in Sections 8.5(a) or 8.5(b), and solely for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” in each instance where the effect of including such term(s) would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representations and warranty).

ARTICLE IX
TERMINATION

9.1           Termination.  (a) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)           by mutual written consent of Buyer and Seller;

(ii)           by Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(iii)           by Buyer if:

(A)           the Closing shall not have occurred on or before June 1, 2012 by reason of the failure of any condition precedent under Section 7.1 or Section 7.2 (unless the failure results primarily from a breach by Buyer of any representation, warranty or covenant contained in this Agreement); or

(B)           Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach would reasonably be expected to result in aggregated Damages to the Buyer in excess of ten percent (10%) of the Purchase Price.

(iv)           by Seller if:

(A)           the Closing shall not have occurred on or before June 1, 2012 by reason of the failure of any condition precedent under Section 7.1 or Section 7.3 (unless the failure results primarily from a breach by Seller of any representation, warranty or covenant contained in this Agreement); or

(B)           Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach would reasonably be expected to result in aggregated Damages to Seller in excess of ten percent (10%) of the Purchase Price.

(v)           by Buyer or Seller if the conditions of Section 1.8 are satisfied.

(b)           The Party desiring to terminate this Agreement pursuant to Section 9.1(a) shall give written notice of such termination to the other Party prior to the Closing Date.

9.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, that the provisions of Section 5.4, Section 9.3 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3           Remedies.  Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.   Notwithstanding anything to the contrary herein, neither Party shall have a right to seek punitive damages against the other Party as a result of this Agreement; provided, however this exclusion shall not apply to punitive damages sought by a Third Party for which one Party owes the other indemnity under Article VIII.

9.4           Specific Performance.  Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to Closing) are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof, may (at any time prior to the earlier of valid termination of this Agreement pursuant to this Section 9.4 and Closing or in the case of Sections 5.8 and 5.9, after the Closing) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or obtain any other equitable relief.  For purposes of clarification, nothing contained in this Agreement shall prevent or impair the ability of a Party to seek specific performance (x) prior to the earlier of valid termination of this Agreement in accordance with this Article IX and Closing or (y) in the case of Sections 5.8 and 5.9, after the Closing and, in the event of any action to enforce this Agreement specifically, each Party hereto herby waives the defenses that there is an adequate remedy at law.

ARTICLE X
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Allocated Value” or “Allocated Values” shall have the meaning ascribed to it in Section 1.6 hereof.

“Applicable Taxes” shall mean any Taxes imposed with respect to the Purchased Assets, in each case, if the non-payment of such Taxes could result in a lien or other claim against any of the Purchased Assets or Buyer or its Affiliates.

“Arbitrator” shall have the meaning ascribed to it in Section 8.3(d) hereof.

“Assessment” shall have the meaning ascribed to it in Section 5.7(b) hereof.

“Assigned Contract” or “Assigned Contracts” shall have the meaning ascribed to it in Section 1.1(h) hereof.

“Assignment and Bill of Sale” shall have the meaning ascribed to it in Section 2.2(a) hereof.

“Assumed Liabilities” means subject to any obligations of Seller under any Operating Agreement(s) (a) all Liabilities of Seller under or associated with or appurtenant to the Assigned Contracts, the Leases and the other arrangements included in the Purchased Assets, including, without limitation, all product liability, warranty, guarantee and similar claims for damages or injury to person or property, arising or based upon any events occurring or actions taken or omitted to be taken after the Effective Time, (b) all Liabilities under, associated with or appurtenant to the Purchased Assets with respect to Environmental, Health or Safety Matters whether arising on or before the Effective Time, (c) all Liabilities arising out of Buyer’s operations and/or ownership of the Purchased Assets from and after the Effective Time, (d) all Liabilities of Seller for transfer, sales, use and other non-income Taxes arising in connection with the consummation of the transactions contemplated hereby, and (e) all Assumed Title Liabilities.

“Assumed Title Liabilities” shall have the meaning ascribed to it in Section 6.9 hereof.

“Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday, excluding calendar days which are legal holidays on which banks are authorized or required to be closed in Houston, Texas.

“Buyer” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate of an officer of Buyer to the effect that each of the conditions specified in Section 7.3(a) through (d) (insofar as clause (d) relates to Legal Proceedings involving Buyer) of Section 7.3 is satisfied in all respects or deemed waived as provided in Section 7.3.

“Buyer Indemnitees” shall have the meaning ascribed to it in Section 8.1 hereof.

 “Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development that is reasonably likely to impair materially Buyer’s ability to perform its obligations under this Agreement. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer Related Documents” shall have the meaning ascribed to it in Section 4.2(b) hereof.

“Claim Notice” shall have the meaning ascribed to it in Section 8.3(b) hereof.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning ascribed to it in Section 2.1 hereof.

“Closing Date Aggregate Purchase Price” shall have the meaning ascribed to it in Section 1.9 hereof.

“Closing Date Estimated Purchase Price Adjustment” shall have the meaning ascribed to it in Section 1.9 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor law.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Confidentiality Agreement” shall have the meaning ascribed to it in Section 5.7 hereof.

“Controlling Party” shall mean the party controlling the defense of any Third Party Claim.

“Cut-Off Date” means November 1, 2012.

“Damages” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable legal fees and expenses.

“Defensible Title” shall have the meaning ascribed to it in Section 6.2 hereof.

“Development Acreage” shall have the meaning ascribed to it in Section 6.3 hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Effective Time” means 7:00 a.m. Central Clock time on January 1, 2012.

“Employee Obligations” means Liabilities related to or arising from (1) medical, dental, life insurance and long-term disability claims commenced or expenses incurred by any Transferred Employee prior to the applicable Transfer Time for such Employee, (2) participation by Transferred Employees in the employee benefit plans of Seller or any Seller Affiliate, or (3) any Transferred Employee’s employment with Seller or its Affiliate prior to the Transfer Time.

“Environmental Laws” means, as the same may have been amended, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. ; and all applicable related law, whether local, state, territorial, or national, of any Governmental Entity having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Entity pursuant to the foregoing.

“Environmental Matters” means any and all claims, demands, suits, causes of action, investigations, administrative proceedings, or other legal proceedings, losses, damages, liabilities, judgments, assessments, settlements, fines, notices of violation, penalties, interest, obligations and costs (including attorneys’ fees and costs of litigation) of any kind or character for pollution or environmental damages of any kind, including without limitation, those relating to breach of Environmental Laws, common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule, regulation or otherwise, and including all costs associated with remediation and clean up, and fines and penalties associated with any of the foregoing.

“Equipment” shall have the meaning ascribed to it in Section 1.1(f) hereof.

“Exchange” shall have the meaning ascribed to it in Section 5.11(c) hereof.

“Excluded Assets” shall have the meaning ascribed to it in Section 1.2 hereof.

“Excluded Liabilities” shall have the meaning ascribed to it in Section 1.4 hereof.

“Final Post-Closing Purchase Price Adjustment Amount” shall have the meaning ascribed to it in Section 1.10(d)(v) hereof.

“Final Post-Closing Purchase Price Adjustment Statement” shall have the meaning ascribed to it in Section 1.10(d)(i) hereof.

“Final Post-Closing True-Up Amount” shall have the meaning ascribed to it in Section 1.10(d)(v)(C) hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“Hydrocarbons” means oil, gas and/or other liquid or gaseous hydrocarbons or any combination thereof.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Purchased Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VIII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Independent Accounting Firm” shall have the meaning ascribed to it in Section 1.10(d)(iv) hereof.

“Initial Post-Closing Estimated Purchase Price Adjustment Amount” shall have the meaning ascribed to it in Section 1.10(c) hereof.

“Initial Post-Closing Purchase Price Adjustment Statement” shall have the meaning ascribed to it in Section 1.10(a) hereof.

“Initial Post-Closing True-Up Amount” shall have the meaning ascribed to it in Section 1.10(c)(iii) hereof.

“Knowledge” with respect to a Party, means the current actual knowledge of the executive officers of such Party.

“Law” shall mean any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Entity.

“Lease” or “Leases” shall have the meaning ascribed to it in Section 1.1(a) hereof.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liabilities” means, with respect to any Person, such Person’s liabilities, obligations and commitments.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance in respect of such property or asset.

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding; however, excluding special, punitive, exemplary, consequential or indirect damages, except to the extent a party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article VIII).

“Net Revenue Interest” mean the percentage share in all oil, gas and other Hydrocarbons produced from a well, lease, unit or other Oil and Gas Interest after satisfaction of applicable lessor royalties, overriding royalties, oil payments and other payments out of or measured by the production of oil, gas and other Hydrocarbons from such well, lease, unit or other Oil and Gas Interest.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Claim.

“Objection Date” shall have the meaning ascribed to it in Section 6.8 hereof.

“Oil and Gas Interest(s)” means (a) all interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty interests, production payments, operating rights, net profits interests, fee minerals, fee royalties, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division order, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reservations and concessions; (c)

easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, in each case to the extent such interests comprise a part of the Purchased Assets.

“Parties” shall mean Buyer and Seller.

“Permits” shall have the meaning ascribed to it in Section 1.1(a)(v) hereof..

“Permitted Encumbrances” shall have the meaning ascribed to it in Section 6.5 hereof.

“Permitted Liens” means with respect to each Seller (a) liens for current real or personal property taxes not yet due and payable or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business and with respect to which such Seller maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of such Seller’s business with respect to which payment is not due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business and that do not impair the present use of the affected property, (c) liens of operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business and (d) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Preference Property” shall have the meaning ascribed to it in Section 6.14(b) hereof.

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Purchased Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Purchased Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceeding” means any proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Entity.

“Property Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Entity in connection with such Taxes) based upon operation or ownership of the Purchased Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement.

“Purchase Price” shall have the meaning ascribed to it in Section 1.5 hereof.

“Purchase Price Adjustment” shall have the meaning ascribed to it in Section 1.7(b) hereof.

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1 hereof.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Reasonable Documentation” shall have the meaning ascribed to it in Section 6.10 hereof.

“Response” shall mean a written response containing the information provided for in Section 8.3(b).

“Retained Asset” shall have the meaning ascribed to it in Section 6.14(c) hereof.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, and similar liens arising in the ordinary course of business and securing obligations that are not yet due and payable, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (c) liens for Taxes and assessments not yet due and payable, (d) liens for Taxes, assessments and other charges, if any, the validity of which is being contested in good faith and (e) minor imperfections of title, none of which is material in amount or materially affects the present use of such assets or properties.

“Seller” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Seller Certificate” shall mean certificates to the effect that each of the conditions specified in Section 7.2(a) through (d) is satisfied in all respects or is deemed waived as provided in Section 7.2.

“Seller Indemnitees” shall have the meaning ascribed to it in Section 8.2 hereof.

“Seller Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition of the Purchased Assets (financial or otherwise), or results of operations of Seller as such relate to the Purchased Assets, or (b) on the ability of Seller to consummate the Closing and the transactions contemplated by this Agreement in accordance with the terms of this Agreement, excluding any effect of changes resulting from or relating to (i) to the extent that they do not have an ongoing materially disproportionate effect on Seller, conditions in the United States or global economy or financial or capital markets generally, including changes in interest rates, (ii) to the extent that they do not have an ongoing materially disproportionate effect on Seller, changes in conditions (including changes in legal, regulatory or business conditions) in or otherwise affecting the industries or businesses in which Seller operate, (iii) changes in law, GAAP or any authoritative interpretations thereof, (iv) to the extent that they do not have an ongoing materially disproportionate effect on Seller, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes, floods, rain, droughts or other natural acts, (vi) any action taken or omitted to be taken by Seller at the written request or with the written consent of Buyer and (vii) any action taken by a Buyer Party. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

“Seller Related Documents” shall have the meaning ascribed to it in Section 3.2(b) hereof.

“Seller Taxes” shall mean without duplications (i) income and franchise Taxes associated with the Purchased assets attributable to any period (or portion of any Straddle Period on or prior to the Closing (as determined by Section 5.11(a) and (ii) any other Tax liabilities with respect to or arising out of Seller’s ownership or operation of the Purchased Assets or production therefrom and attributable to any period (or portion of any Straddle Period (on or prior to the Effecitve Time (as determined in Section 5.11(a)).     “Seller’s Dispute Notice” shall have the meaning ascribed to it in Section 1.10(d)(ii) hereof.

“Straddle Period” means (i) with respect to income or franchise Taxes, any Tax period that begins before and ends after the Closing Date, and (ii) with respect to all other Taxes, any Tax period that begins before and ends after the Effective Time.

“Tax Proceeding” shall have the meaning ascribed to it in Section 5.11(b).

“Tax Returns” shall mean all forms, reports, returns (including information returns), declarations, statements or other information (including any related or supporting schedules or attachments to any of the foregoing, and any amendments to any of the foregoing) supplied or required to be supplied to any Governmental Entity in connection with Taxes.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, capital gains, estimated, gross receipts, ad valorem, premium, value-added, excise, alternative minimum, real property, personal property, sales, use, transfer, escheat, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, capital stock severance, stamp, occupation, windfall profits, customs, duties, franchise, withholding and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, including any taxes of any entity under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax laws, including state or local consolidated or combined reporting provisions), or as a transferee or successor, or by contract or otherwise,  and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning ascribed to it in Section 8.3(a)(i) hereof.

“Title Defect” shall have the meaning ascribed to it in Section 6.6 hereof.

“Title Defect Deductible” shall have the meaning ascribed to it in Section 6.12 hereof.

“Title Defect Notice” shall have the meaning ascribed to it in Section 6.8 hereof.

“Title Defect Threshold Amount” shall have the meaning ascribed to it in Section 6.12 hereof.

“Title Defect Value” shall have the meaning ascribed to it in Section 6.7 hereof.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Purchased Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Entity in connection with the sale or conveyance of oil and/or gas leases or interests therein or Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Time” means the date upon which any Transferred Employee commences employment with the Buyer.

“Transferred Employees” means any employee of Seller or Seller’s Affiliate who accepts employment with Buyer pursuant to the terms of Section 11.14.

“Treasury Regulations” and “Treasury Regulation” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Well” or “Wells” shall have the meaning ascribed to it in Section 1.1(d) hereof.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Interest.

ARTICLE XI
MISCELLANEOUS

11.1           Press Releases and Announcements. [The initial press releases relating to this Agreement shall be press releases the text of which have been agreed to by Buyer and Seller.  Thereafter, neither Buyer nor any of the Seller shall issue any press release or otherwise make any public statements with respect to this Agreement or any of the other transactions contemplated by this Agreement without the prior consent of the other Party (such consent not to be unreasonably withheld or delayed); provided that a Party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable law.]

11.2           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of Article VIII concerning indemnification are intended for the benefit of the persons or entities entitled to indemnification thereunder.

11.3           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

11.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except with respect to an acquirer of all or substantially all of a Party’s business or assets, no Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party; provided, however, Seller approves the assignment of Buyer’s rights (but not the delegation of its performance obligation) to one or more of its wholly-owned subsidiaries. Any purported assignment of rights or delegation of performance obligations in violation of this Section 11.4 is void.

11.5           Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

11.6           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7           Notices. All notices, requests, demands, claims, waivers and other communications required or permitted under this Agreement will be in writing and will be deemed to have been delivered (a) the next Business Day when sent overnight by a recognized courier service, (b) upon delivery when personally delivered to the recipient, or (c) when receipt is electronically confirmed, if sent by facsimile; provided, however, that if electronic receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next Business Day. All such notices and communications will be mailed, sent or delivered as set forth below or to such other person(s), facsimile number(s) or address(es) as the applicable recipient may have designated by written notice to the other signatories to this Agreement:

If to Seller: COMPANY.	SOUTHWESTERN ENERGY PRODUCTION
2350 N. Sam Houston Parkway E., Suite 125
Houston, Texas 77032
Attn: Robbin Clark,

Fax: 281-618-3095
Tel: 281-618-2724

If to Buyer:	LINN ENERGY HOLDINGS, LLC
600 Travis Street, Suite 5100
Houston, Texas, 77064
Attn: Charlene Ripley,
Senior Vice President and General Counsel
Fax: 281-840-4001
Tel: 281-840-4000

11.8           Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Texas.

11.9           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.11           Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.7, provided that nothing in this Section 11.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

11.12           Construction.  (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall be interpreted as “including without limitation.”

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.  All references to Exhibits and Schedules refer to the Exhibits and Schedules attached to this Agreement, unless the context clearly indicates otherwise.  The Exhibits and Schedules which are attached hereto are incorporated herein and made a part of this Agreement for all purposes.

(e)           The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.13           Financial Statements.

(a)           Seller acknowledges that Buyer and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets ("Financial Statements") in documents filed with the SEC by Buyer and/or its Affiliates pursuant to the Securities Act of 1933, as amended, and that such Financial Statements may be required to be audited.  In that regard, Seller shall provide Buyer reasonable access to such records (to the extent such information is available) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer's sole cost and expense, to create and audit any Financial Statements that Buyer deems necessary.  Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Properties and (ii) the access to be provided to Buyer pursuant to this Section 11.12 shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours.

(b)           Seller shall consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC in which Buyer or such Affiliate reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended.  Upon request of Buyer, Seller shall request the external audit firm that audits the Financial Statements (the "Audit Firm") to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document.  Seller shall provide Buyer and Buyer's independent accountants with access to (i) audit work papers of Seller’s independent accountants and (ii) management representation letters provided by Seller to Seller’s independent accountants.

11.14           Solicitation of Seller’s Employees.  Seller hereby agrees that Buyer may contact the employees named on Schedule 11.14 in order to evaluate such employees for possible positions with Buyer and that Buyer may offer employment to, and, if such offers are accepted, hire all or any such employees; provided, however, that no Transfer Time with respect to any such employee shall occur prior to Closing.  Except as modified hereby, the Confidentiality Agreement (including the general application of  non-solicitation provisions thereof to all employees of Seller other than those named on Schedule 11.14) remains in full force and effect.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SOUTHWESTERN ENERGY PRODUCTION COMPANY

By:	/s/ Jeffrey B. Sherrick
Jeffrey B. Sherrick, its Senior Vice President – Corporate Development

LINN ENERGY HOLDINGS, LLC

By:	/s/ David B. Rottino
David B. Rottino, its Senior Vice President – Finance and Business Development

Signature Page to Asset Purchase Agreement